Exhibit 99.1


                  Option Care Announces Second Quarter Results;
                Q2 Record Revenues Increase 32% to $158 Million;
             Earnings Per Share from Continuing Operations of $0.15;
                 Earnings Per Share from Continuing Operations
                   prior to Special Items (Non-GAAP) of $0.16


    BUFFALO GROVE, Ill.--(BUSINESS WIRE)--Aug. 3, 2006--Option Care, Inc. (Nasdaq:OPTN) today reported results for the quarter ended June 30, 2006. Revenue was $158 million for the second quarter, a 32% increase compared to revenue of $119 million for the second quarter of 2005. Home infusion and specialty pharmacy services revenue increased 36% and 32% respectively compared to the prior year period. On a GAAP basis, net income from continuing operations increased 12% for the second quarter to $5.4 million compared to $4.8 million for the second quarter of 2005.
    For the six months ended June 30, 2006, revenue increased 30% to $313 million. GAAP net income from continuing operations was $10.5 million or $0.30 per diluted share, an 11% increase from the $9.5 million or $0.28 per diluted share in 2005. The Board of Directors declared a dividend of $0.02 per share for the second quarter of 2006. The dividend is payable on August 28, 2006 to stockholders of record as of August 14, 2006.
    Effective January 1, 2006, the company adopted SFAS No. 123R, Share-Based Payment, utilizing the modified retrospective method. Accordingly, the results for prior periods have been restated to reflect the impact of SFAS No. 123R.
    On a GAAP basis, diluted earnings per share from continuing operations were $0.15 for the quarter ended June 30, 2006, compared to $0.14 for the comparable period last year. Included in these second quarter of 2006 results from continuing operations is a net $(0.01) per diluted share loss from special items detailed as follows: a $1.2 million or $0.02 per diluted share gain related to franchise settlements and terminations offset by $1.4 million or $(0.03) per diluted share of expenses related to facility consolidations as a result of our acquisition activities, professional fees, and other items. The second quarter of 2005 included a net gain of $0.03 per diluted share primarily due to a franchise termination settlement. The diluted earnings per share from continuing operations excluding these special items for these periods amounted to $0.16 for June 30, 2006, an increase of 45% from $0.11 for the prior year second quarter. Due to the potentially significant nature of the special items to our financial results, the following table summarizes our reported results along with the detail on these special items for the quarters ended June 30, 2006 and June 30, 2005:


                             Q2 - 2006                Q2 - 2005
                      ------------------------------------------------
                         Income                  Income
                         Before    Diluted EPS   Before    Diluted EPS
                         Income       from       Income       from
                         Taxes     Continuing    Taxes     Continuing
                        (000's)    Operations   (000's)    Operations
----------------------------------------------------------------------
GAAP Consolidated        $8,691       $0.15      $7,807       $0.14
----------------------------------------------------------------------
Special Items Included
 in GAAP Results
----------------------------------------------------------------------
   Net Franchise Gains   $1,170       $0.02      $2,040       $0.04
----------------------------------------------------------------------
   Facility
    Consolidations        $(850)     $(0.02)          -           -
----------------------------------------------------------------------
   Other Expenses         $(550)     $(0.01)      $(280)     $(0.01)
----------------------------------------------------------------------
Excluding Special
 Items                   $8,921       $0.16      $6,047       $0.11
----------------------------------------------------------------------


    Raj Rai, Option Care's president and chief executive officer commented, "We are extremely pleased with the second quarter results and the objectives achieved. We are encouraged with the organic growth for both home infusion and specialty pharmacy services and our acquisitions are on-track with expectations. Since the time I took over running the day-to-day operations, we have taken the following steps to enhance our business:

    -- Signed a three-year exclusive agreement with Blue Cross Blue Shield of Michigan and Blue Cross Network ("BCBSM") to provide specialty pharmacy services to its 4.7 million members. We expect this contract to generate a minimum of $80 million in revenues during 2007. While the margin profile of this contract will be lower than our composite margin, we expect it to be accretive to earnings for 2007.

    --  Signed an agreement with Elan Corp. PLC to distribute
        Tysabri(R).

    -- Re-signed the MedImmune distribution agreement for Synagis(R) which we expect to grow 15% to 20% next season.

    -- Re-aligned field operations to focus on productivity at all fronts including sales, process improvement and asset management.

    -- Accomplished the divestitures of non-strategic home health agencies.

    -- Completed the integration of all acquisitions consummated this year.

    --  Improved sales and profitability of start-up operations.

    --  Finally, improved our cash flow."

    Rai further added, "We are excited about the growth opportunities, particularly in our specialty pharmacy offering to managed care organizations. We have a robust pipeline of contract opportunities and hope to secure one additional relationship during this year. In addition, we are evaluating a number of acquisition targets. With these opportunities on the horizon and the steps we have taken to improve profitability, we remain confident on the long term prospects of our business."
    Commenting on the financial results for the quarter Paul Mastrapa, chief financial officer, stated, "We are very pleased with our growth during the second quarter. Our organic growth of 12% for the second quarter included growth of 14% for specialty pharmacy services and 9% for home infusion. Our organic growth continues to be generated from a wide range of therapies in our portfolio with particularly strong growth for Synagis which represented 5% of total revenues or $8.3 million."
    Mastrapa continued, "We are also very pleased with our margins for the second quarter. Overall gross profit for the second quarter of 29.2% was consistent with the prior year quarter. However, prior to the impact of our Other Revenue which has very little direct costs, total gross profit increased 90 basis points to 27.6% as compared to 26.7% for the prior year quarter. This increase is due to a higher mix of home infusion revenues as well as improved margins within our service lines. Infusion services gross profit increased to 44.4% for the second quarter compared to 43.0% for the prior year primarily due to lower drug costs and favorable therapy mix. Specialty pharmacy services gross profit increased to 15.5% for the second quarter compared to 15.2% for the quarter ended June 30, 2005. This increase in specialty gross profit is primarily due to a favorable mix towards higher margin therapies as well as the stabilization of IVIG margins on a comparative basis."
    "Selling, general and administrative expenses declined slightly to 20.3% of revenues compared to 20.4% in the prior year quarter. This decline was in spite of the special items increasing SG&A during the second quarter and the start-up costs associated with the launch of four new facilities late last year. While the start-ups improved from their first quarter results, they impacted earnings by $(0.01) per diluted share for the second quarter. We are on track for the start-ups to break even by the end of the third quarter. The provision for doubtful accounts increased to 2.2% of revenues from 1.8% for the prior year quarter. This increase is primarily due to a shift in mix towards our local revenues which are reserved at higher rates."
    Mastrapa concluded, "Our balance sheet remains very strong. Operating cash flow for the quarter was $11.5 million. We invested $17.5 million in acquisitions during the second quarter and ended the quarter with $19.4 million of cash and short-term investments. Days sales outstanding improved to 58 days at the end of the second quarter, a decrease of 1 day from the previous quarter ended March 31, 2006. Finally, we completed the sale of the Portland home health agency at the end of July and expect minimal impact from discontinued operations during the third quarter."

    Outlook

    Moving into the third quarter and considering the seasonality of the infusion business and the lack of Synagis(R) revenues, the company expects diluted earnings per share from continuing operations of approximately $0.16 prior to the implementation costs for the BCBSM contract which are expected to range from $(0.01) to $(0.02) per diluted share for the third quarter. For the full year of 2006, the company is increasing revenue estimates to a range of $630 million to $640 million as compared to previous estimates of $580 million to $610 million and narrowing its diluted earnings per share from continuing operations to a range of $0.65 to $0.67. These full year 2006 estimates include the impact of option expense and the implementation costs of the BCBSM contract, and exclude additional acquisitions.

    Second Quarter Conference Call

    The Company will be hosting a conference call today, Thursday, August 3rd, to review the financial results for the second quarter. Investors and other interested parties may access the call at 10:00 a.m. Eastern Time by dialing in at (800) 322-2803, participant passcode 16319629.
    The call will be broadcast live as well as replayed through the internet. The webcast can be accessed through a link at www.optioncare.com. For those who cannot listen to the live broadcast, a replay will be available two hours after the call concludes at (888) 286-8010, passcode 23560103. The playback will be available until midnight on August 10, 2006.
    The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents at www.streetevents.com.

    About Option Care

    For more than 25 years, Option Care, Inc. has made patients' lives easier with a full range of healthcare services outside the hospital setting, working with more than 400 payor organizations representing more than 75 million Americans. With the largest home infusion and specialty pharmacy footprint in the industry, Option Care offers treatment nationwide to patients in their homes, physician offices or other alternate sites, including ambulatory treatment centers. Services are provided by highly skilled, clinical professionals from 113 pharmacy locations.

    Forward Looking Statements

    This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward looking statements can be identified by the use of terms such as "anticipates," "expects," "believes" and other words having a similar meaning. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us, or on our behalf. These risks and uncertainties include, but are not limited to, uncertainties affecting our businesses and our franchisees relating to acquisitions and divestitures (including continuing obligations with respect to completed transactions), sales and renewals of franchises, government and regulatory policies (including federal, state and local efforts to reform the delivery of and payment for healthcare services), general economic conditions (including economic conditions affecting the healthcare industry in particular), the pricing and availability of equipment and services, technological developments and changes in the competitive environment in which we operate. These statements are based upon assumptions and, although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.

    Non-GAAP Financial Measures

    The non-GAAP financial measures contained in this earnings press release exclude special items to present the current year income before taxes without the special items. The Company uses this measure for planning and forecasting its future business as well as analyzing such forecasts against past performance. In addition, excluding these amounts enhances the Company's understanding of trends developing in its operations as well as its performance in its market and against its competitors. The Company believes that providing specific financial information on these special items, as well as providing non-GAAP income before tax measures that exclude such items, best allows investors to understand the Company's ongoing business activities during the quarter. The Company believes that inclusion of certain non-GAAP financial measures provides comparability to similar companies in the Company's industry, many of which present similar non-GAAP financial measures to investors. The non-GAAP financial measures should not be considered as a substitute for, or preferable to, measures of financial performance prepared in accordance with GAAP and may be different from non-GAAP financial measures used by others.
    The Company believes that these non-GAAP financial measures provide an additional tool for investors to evaluate its ongoing operating results and trends. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures as detailed in this press release.

    Further Information on Option Care Can Be Found at:
www.optioncare.com

    (Financial tables follow)



                       OPTION CARE, INCORPORATED
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
           (in thousands, except per share data, Unaudited)

                           Three Months Ended      Six Months Ended
                                June 30,               June 30,
                          ---------------------  ---------------------
                            2006      2005 (1)     2006      2005 (1)
                          ---------------------  ---------------------
Revenue:
   Specialty pharmacy
    services                $89,434    $67,600    $185,233   $142,497
   Infusion and related
    healthcare services      64,870     47,690     122,248     90,538
   Other                      3,356      4,201       5,432      7,211
                          ---------- ----------  ---------- ----------
   Total revenue            157,660    119,491     312,913    240,246

Cost of revenue:
   Cost of goods sold        93,850     71,750     192,029    147,442
   Cost of services
    provided                 17,826     12,823      34,029     24,666
                          ---------- ----------  ---------- ----------
Total cost of revenue       111,676     84,573     226,058    172,108
                          ---------- ----------  ---------- ----------

Gross profit                 45,984     34,918      86,855     68,138

Selling, general and
 administrative expenses     32,022     24,403      60,598     46,846
Provision for doubtful
 accounts                     3,463      2,153       6,931      4,479
Depreciation and
 amortization                 1,226        849       2,370      1,753
                          ---------- ----------  ---------- ----------
   Total operating
    expenses                 36,711     27,405      69,899     53,078

Operating income              9,273      7,513      16,956     15,060

Interest income (expense),
 net                           (217)       194        (209)       150
Other income (expense),
 net                           (365)       100        (427)        53
                          ---------- ----------  ---------- ----------

Income before income taxes    8,691      7,807      16,320     15,263
Income tax provision          3,330      3,004       5,842      5,788
                          ---------- ----------  ---------- ----------
Net income from continuing
 operations                  $5,361     $4,803     $10,478     $9,475
                          ========== ==========  ========== ==========

Loss on discontinued
 operations, net of tax        (160)        --        (487)        --
                          ---------- ----------  ---------- ----------
Net income                   $5,201     $4,803      $9,991     $9,475
                          ========== ==========  ========== ==========

Basic net income (loss)
 per share:
   Continuing operations      $0.16      $0.15       $0.31      $0.29
   Discontinued operations   $(0.01)       $--      $(0.01)       $--
                          ---------- ----------  ---------- ----------
   Total                      $0.15      $0.15       $0.30      $0.29
                          ========== ==========  ========== ==========

Diluted net income (loss)
 per share:
   Continuing operations      $0.15      $0.14       $0.30      $0.28
   Discontinued operations      $--        $--      $(0.02)       $--
                          ---------- ----------  ---------- ----------
   Total                      $0.15      $0.14       $0.28      $0.28
                          ========== ==========  ========== ==========

Shares used in computing
 net income per share:
   Basic                     33,991     32,559      33,572     32,332
   Diluted                   35,198     34,593      35,161     33,971

Dividends per share         $0.0200    $0.0200     $0.0400    $0.0333
                          ========== ==========  ========== ==========

(1) The 2005 income statements have been restated to reflect adoption of SFAS No.123R - "Share-Based Payment" - using the modified retrospective method.



                       OPTION CARE, INCORPORATED
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                              June 30,    December 31,
                                                2006          2005
                                            (Unaudited)        (1)
                                            ------------  ------------
Assets
Current assets:
   Cash and cash equivalents                    $15,444        $7,816
   Short-term investments                         4,000        41,042
   Accounts receivable, net                     102,531        95,297
   Inventory                                     19,275        15,490
   Other current assets                          12,895        12,798
                                            ------------  ------------
Total current assets                            154,145       172,443

Equipment and other fixed assets, net            22,024        18,905
Goodwill, net                                   164,836       112,220
Other assets                                     12,593        12,996
                                            ------------  ------------
Total assets                                   $353,598      $316,564
                                            ============  ============

Liabilities and stockholders' equity
Current liabilities:
   Trade accounts payable                       $29,959       $29,958
   Other current liabilities                     20,106         9,743
   Current portion of long-term debt                 44            48
                                            ------------  ------------
Total current liabilities                        50,109        39,749

Long-term debt, excluding current portion        86,301        86,306
Other liabilities                                12,422        10,342
                                            ------------  ------------
Total liabilities                               148,832       136,397
                                            ------------  ------------

Total stockholders' equity                      204,766       180,167
                                            ------------  ------------

Total liabilities and stockholders' equity     $353,598      $316,564
                                            ============  ============

(1) The 2005 balance sheet has been restated to reflect adoption of SFAS No.123R - "Share-Based Payment" - using the modified retrospective method.



                      OPTION CARE, INCORPORATED
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                      (in thousands, Unaudited)



                              Three Months Ended    Six Months Ended
                                   June 30,             June 30,
                              -------------------  -------------------

                                2006     2005 (1)    2006     2005 (1)
                              -------------------  -------------------

Cash flows from operating
 activities:
   Net Income                   $5,201    $4,803     $9,991    $9,475

   Non-cash expenses             6,635     4,557     11,958     9,383
   Changes in assets and
    liabilities:
      Accounts receivable       11,328     2,131       (125)   (3,066)
      Other assets and
       liabilities             (11,656)   (6,812)    (8,467)   (5,223)
                              --------- ---------  --------- ---------
Net cash provided by operating
 activities                     11,508     4,679     13,357    10,569

Cash flows from investing
 activities:
   Net sales (purchases) of
    short-term investments      10,250    14,216     37,042     3,772
   Payments for acquisitions   (17,532)  (18,660)   (38,778)  (25,742)
   Net purchases of equipment
    and other                   (2,407)   (3,169)    (5,823)   (4,158)
                              --------- ---------  --------- ---------
Net cash used in investing
 activities                     (9,689)   (7,613)    (7,559)  (26,128)

Cash flows from financing
 activities:
   Proceeds from issuance of
    stock                        1,420       769      2,627     4,466
   Payment of cash dividends      (674)     (649)    (1,335)   (1,077)
   Other financing activities      268        70        538     1,214
                              --------- ---------  --------- ---------
Net cash provided by financing
 activities                      1,014       190      1,830     4,603
                              --------- ---------  --------- ---------
Net increase (decrease) in
 cash and cash equivalents       2,833    (2,744)     7,628   (10,956)
Cash and cash equivalents,
 beginning of period            12,611    11,604      7,816    19,816
                              --------- ---------  --------- ---------
Cash and cash equivalents, end
 of period                     $15,444    $8,860    $15,444    $8,860
                              ========= =========  ========= =========

(1) The 2005 cash flow has been restated to reflect adoption of SFAS No.123R - "Share-Based Payment" - using the modified retrospective method.


    CONTACT: Option Care, Inc.
             Paul Mastrapa, 847-229-7773